CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1) of our report dated March 11, 2011, with respect to the consolidated balance sheets of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and our report dated March 11, 2011, with respect to the effectiveness of internal control over financial reporting of Cascade Bancorp as of December 31, 2010, both included in Cascade Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2010.

We also consent to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement (Form S-1).

/s/ Delap LLP

Lake Oswego, Oregon
March 21, 2011